Filed pursuant to Rule 424(b)(3)
Registration No. 333-191066

PROSPECTUS SUPPLEMENT NO. 2
(To Prospectus dated November 5, 2013)

TRUNITY HOLDINGS, INC.

17,872,940 Shares of Common Stock

This prospectus supplement no. 2 supplements and amends the prospectus dated November 5, 2013 (the “Final Prospectus”) and prospectus supplement no. 1 dated November 26, 2013, relating to the resale of up to (i) 8,936,470 shares of common stock, $0.0001 par value per share, of Trunity Holdings, Inc., a Delaware corporation, and (ii) 8,936,470 shares of common stock issuable upon exercise of warrants, that the selling stockholders named in the Final Prospectus or any prospectus supplement may offer from time to time.  You should read this prospectus supplement in conjunction with the Final Prospectus, including any additional amendments or supplements thereto, and this prospectus supplement is qualified by reference to the Final Prospectus, except to the extent that the information contained in this prospectus supplement supersedes the information contained in the Final Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Final Prospectus, including any additional amendments or supplements thereto.

This prospectus supplement incorporates into our Final Prospectus the information contained in our Current Reports on Forms 8-K, which were filed with the Securities and Exchange Commission on December 2, 2013, December 30, 2013 and January 7, 2014 and our Current Report on Form 8-K/A, which was filed with the Securities and Exchange Commission on January 8, 2014 (the “Current Reports”).  This prospectus supplement is being filed to update, amend and supplement the information included or incorporated by reference in the Final Prospectus with the information contained and incorporated by reference in the Current Reports. Accordingly, we have attached the Current Reports to this prospectus supplement.

Our common stock is listed on the OTCQB Market under the stock symbol “TNTY”.

Investing in our common stock involves certain risks. You should carefully consider the “Risk Factors” beginning on page 4 of the Final Prospectus before you decide whether to invest in shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, NOR IS IT A SOLICITATION OF AN OFFER TO BUY SECURITIES, IN ANY STAT OR COUNTRY WHERE THE OFFER OR SALE IS NOT PERMITTED.

The date of this Prospectus Supplement is January 24, 2014

INDEX TO FILINGS

Annex

Current Report on Form 8-K filed December 2, 2013	A

Current Report on Form 8-K filed December 30, 2013	B

Current Report on Form 8-K filed January 7, 2014	C

Current Report on Form 8-K/A filed January 8, 2014	D

Annex A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2013

TRUNITY HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-53601	87-0496850
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

230 Commerce Way
Portsmouth, New Hampshire 03801
(Address of principal executive offices, including zip code)

(866) 723-4114
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Unless otherwise indicated in this Current Report or the context otherwise requires, all references in this Current Report to “Trunity Holdings,” “Trunity,” the “Company,” “us,” “our” or “we” are to Trunity Holdings, Inc.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 22, 2013, Ivan Berkowitz, Ph.D, was appointed to serve as a Director of Trunity Holdings, Inc.

Dr. Berkowitz is a corporate executive and advisor with 40 years of professional experience in the financial and real estate industries.  He has acted as a corporate advisor on matters that pertain to corporate structure and governance, transfer pricing, European Union antitrust law, mergers and international syndication.  In 2003, he founded and has since served as the Chairman of Great Court Capital, a global structured finance and traditional merchant banking firm based in New York City, active in identifying, investing and managing the investment process for a syndicate of high net worth individuals, hedge funds and institutions.

Until its sale in 2003, Dr. Berkowitz served as senior managing partner of Avatar Associates, a New York-based institutional asset management firm managing $1.8 billion in assets. He has been a member of the boards of directors of both public and private companies, domestically and internationally. In addition to these activities, he is a Board member of the Council for Economic Education, is a past board member of Yeshiva College and Cambridge in America, and is also a Life Member of the Cambridge Union.   Dr. Berkowitz holds a Ph.D. in International Law from Cambridge University, an MBA in Finance (honors) from Baruch College and a B.A. cum laude in Economics from Brooklyn College.  He has guest lectured at professional and academic forums that have included Young Presidents’ Organization, Cambridge University, Whittier College School of Law, and New York University’s Center for Law and Business. Over the years, he has contributed to media, business, law and academic journals, including the Cambridge Law Journal and Juris Doctor.

Prior to the market open on December 2, 2013, we will issue a press release announcing the appointment of Dr. Berkowitz.  A copy of the press release is attached as Exhibit 99.1 to this Current Report.

Item 9.01  Financial Statements and Exhibits.

(c)           Exhibits

Exhibit 99.1    Trunity Holdings, Inc. press release dated December 2, 2013.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUNITY HOLDINGS, INC.
Dated: December 2, 2013	By:	/s/ Nicole Fernandez-McGovern
Chief Financial Officer

3

Exhibit 99.1

TRUNITY HOLDINGS APPOINTS IVAN BERKOWITZ TO BOARD OF DIRECTORS

Portsmouth, NH – (Marketwired) – December 2, 2013 – Trunity Holdings, Inc.(OTCBB/OTCQB:TNTY) (“Trunity”), the creator of the Trunity eLearning Platform that empowers higher education, K-12, corporate enterprises and government agencies worldwide to create, manage and share knowledge, today announced the appointment of Ivan Berkowitz, Ph.D. to the Company’s Board of Directors.

Dr. Berkowitz is a corporate executive and advisor with 40 years of professional experience in the financial and real estate industries.  He has acted as a corporate advisor on matters that pertain to corporate structure and governance, transfer pricing, European Union antitrust law, mergers and international syndication.  In 2003, he founded and has since served as the Chairman of Great Court Capital, a global structured finance and traditional merchant banking firm based in New York City, active in identifying, investing and managing the investment process for a syndicate of high net worth individuals, hedge funds and institutions.

Until its sale in 2003, Dr. Berkowitz served as senior managing partner of Avatar Associates, a New York-based institutional asset management firm managing $1.8 billion in assets. He has been a member of the boards of directors of both public and private companies, domestically and internationally. In addition to these activities, he is a Board member of the Council for Economic Education, is a past board member of Yeshiva College and Cambridge in America, and is also a Life Member of the Cambridge Union.   Dr. Berkowitz holds a Ph.D. in International Law from Cambridge University, an MBA in Finance (honors) from Baruch College and a B.A. cum laude in Economics from Brooklyn College.  He has guest lectured at professional and academic forums that have included Young Presidents’ Organization, Cambridge University, Whittier College School of Law, and New York University’s Center for Law and Business. Over the years, he has contributed to media, business, law and academic journals, including the Cambridge Law Journal and Juris Doctor.
“We are delighted to welcome Ivan to our Board of Directors and are confident that his world-class corporate and finance experience and trusted guidance will prove highly valuable to Trunity as we continue to establish our Company as a leader in the global education market place,” stated Arol Buntzman, Chairman and CEO of Trunity.  Continuing, he added, “Ivan has already proven instrumental in introducing Trunity to major academic organizations and non-profit institutions who could benefit from the Trunity eLearning Platform – each representing exciting new business development opportunities for our Company.”

About Trunity Holdings, Inc.

Founded in 2009, Trunity Holdings, Inc. (OTCBB/OTCQB: TNTY) (“Trunity”) has developed a collaborative knowledge management, publishing and education delivery platform, which provides an end-to-end solution for the rapidly growing eTextbook, eLearning and enterprise training marketplaces. As a result of the platform’s innovative multi-tenant cloud-based architecture, Trunity allows content from multiple sources to be assembled into customized living digital textbooks and courseware and delivered with real-time updates directly to the student on any Internet-enabled computer or mobile device. The content powered by Trunity is seamlessly integrated with learning management, social collaboration, standards alignment, real-time analytics and royalty-tracking functionality. Trunity currently hosts a growing global community of over 4,300 expert contributors made up of top scientists and educators, who create peer-reviewed educational content. The Company’s clients include leading colleges, universities, K-12 schools, corporate enterprises and government agencies worldwide. Headquartered in Portsmouth, New Hampshire, Trunity has operations in North America and Ukraine. For more information, visit http://www.trunity.com/.

Statement Under the Private Securities Litigation Reform Act

As contemplated by the provisions of the Safe Harbor section of the Private Securities Litigation Reform Act of 1995, this news release contains forward-looking statements pertaining to future, anticipated, or projected plans, performances and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates or predictions of future results or events and there can be no assurance that actual results or events will not materially differ from expectations. Further information on potential factors that could affect Trunity Holdings Inc. is included in the Company's filings with the Securities and Exchange Commission. We expressly disclaim any intent or obligation to update any forward-looking statements.

FOR MORE INFORMATION, PLEASE CONTACT:
HANOVER|ELITE
Kathy Addison, Chief Operating Officer
407-585-1080 or via email at TNTY@hanoverelite.com

Annex B

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 24, 2013

TRUNITY HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-53601	87-0496850
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

230 Commerce Way
Portsmouth, New Hampshire 03801
(Address of principal executive offices, including zip code)

(866) 723-4114
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Unless otherwise indicated in this Current Report or the context otherwise requires, all references in this Current Report to “Trunity Holdings,” “Trunity,” the “Company,” “us,” “our” or “we” are to Trunity Holdings, Inc.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 24, 2013, the Company, entered into a non-qualified stock option agreement with Arol Buntzman, the Chairman and Chief Executive Officer of the Company.  In addition to his annual salary of $24,000, Mr. Buntzman was granted a 10-year non-qualified option (the “Option”) to purchase up to 4,000,000 shares of the common stock of the Company pursuant to the following terms: (i) 1,000,000 shares with an exercise price of $0.30, with all such shares vesting immediately; (ii) 1,000,000 shares with an exercise price of $0.40 per share, with 500,000 shares vesting on March 24, 2014 (six months after Mr. Buntzman’s start date of September 24, 2013), and 500,000 shares vesting on September 24, 2014; (iii) 1,000,000 shares with an exercise price of $0.60 per share, with all such shares vesting on September 24, 2014; and (iv) 1,000,000 shares with an exercise price of $0.70 per share, with 500,000 shares vesting on March 24, 2015 and 500,000 shares vesting in equal monthly increments over the period from March 24, 2015 to September 24, 2016.  The Option is subject to the terms and conditions of the Agreement, which provides, among other things, that (a) Mr. Buntzman remains an at-will employee of the Company, (b) upon any termination of Mr. Buntzman’s employment by the Company without cause, 50% of the then unvested portion of the Option shall immediately vest and the balance shall be cancelled; and (c) upon a change of control transaction, the entire unvested portion of the Option shall immediately vest.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUNITY HOLDINGS, INC.
Dated: December 30, 2013	By:	/s/ Nicole Fernandez-McGovern
Chief Financial Officer

3

Annex C

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2013

TRUNITY HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-53601	87-0496850
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

230 Commerce Way
Portsmouth, New Hampshire 03801
(Address of principal executive offices, including zip code)

(866) 723-4114
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Unless otherwise indicated in this Current Report or the context otherwise requires, all references in this Current Report to “Trunity Holdings,” “Trunity,” the “Company,” “us,” “our” or “we” are to Trunity Holdings, Inc.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 30, 2013, Les Anderton was appointed to serve as a Director of Trunity Holdings, Inc.

As a Co-Founder and former Executive Vice President of Finance of Trunity, Mr. Anderton has already played a significant role in the Company’s corporate structuring and previous capital formation activities.  He brings to Trunity over 40 years’ experience in sales, marketing, corporate finance and mergers and acquisitions.

Mr. Anderton began his career with the Lever Brothers Company in New York, where he was Sales Plans Development Manager in the Personal Products Division.  He left Lever Brothers to pursue a career on Wall Street.  He earned distinction as an investment banker for, among others, John Hancock, Covey & Company, and currently Wilson-Davis & Company, Salt Lake City.  Mr. Anderton has compiled significant financial analysis expertise in a broad range of industries, including technology, energy, healthcare and real estate, and as an active individual investor and due diligence manager for Alternative Investments at Wilson-Davis.  With professional designations of CLU and ChFC, he also holds several securities licenses, including Series 7, Series 24, Series 27 and Series 63.

Item 7.01 Regulation FD Disclosure.

On January 7, 2014, the Company issued a press release announcing the appointment of Mr. Anderton as a new Director.  The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 7.01.

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits

The following exhibits are furnished as part of this report.

Exhibit 99.1   News Release of the Company, dated January 7, 2014 and titled “Trunity Holdings Appoints Les Anderton to Board of Directors.”

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUNITY HOLDINGS, INC.
Dated: January 7, 2014	By:	/s/ Nicole Fernandez-McGovern
Chief Financial Officer

3

Annex D

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2013

TRUNITY HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-53601	87-0496850
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

230 Commerce Way
Portsmouth, New Hampshire 03801
(Address of principal executive offices, including zip code)

(866) 723-4114
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Unless otherwise indicated in this Current Report or the context otherwise requires, all references in this Current Report to “Trunity Holdings,” “Trunity,” the “Company,” “us,” “our” or “we” are to Trunity Holdings, Inc.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 30, 2013, Les Anderton was appointed to serve as a Director of Trunity Holdings, Inc.

As a Co-Founder and former Executive Vice President of Finance of Trunity, Mr. Anderton has already played a significant role in the Company’s corporate structuring and previous capital formation activities.  He brings to Trunity over 40 years’ experience in sales, marketing, corporate finance and mergers and acquisitions.

Mr. Anderton began his career with the Lever Brothers Company in New York, where he was Sales Plans Development Manager in the Personal Products Division.  He left Lever Brothers to pursue a career on Wall Street.  He earned distinction as an investment banker for, among others, John Hancock, Covey & Company, and currently Wilson-Davis & Company, Salt Lake City.  Mr. Anderton has compiled significant financial analysis expertise in a broad range of industries, including technology, energy, healthcare and real estate, and as an active individual investor and due diligence manager for Alternative Investments at Wilson-Davis.  With professional designations of CLU and ChFC, he also holds several securities licenses, including Series 7, Series 24, Series 27 and Series 63.

Item 7.01 Regulation FD Disclosure.

On January 7, 2014, the Company issued a press release announcing the appointment of Mr. Anderton as a new Director.  The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 7.01.

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits

The following exhibits are furnished as part of this report.

Exhibit 99.1   News Release of the Company, dated January 7, 2014 and titled “Trunity Holdings Appoints Les Anderton to Board of Directors.”

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUNITY HOLDINGS, INC.
Dated: January 7, 2014	By:	/s/ Nicole Fernandez-McGovern
Chief Financial Officer

3

Exhibit 99.1

TRUNITY HOLDINGS APPOINTS LES ANDERTON TO BOARD OF DIRECTORS

Portsmouth, NH – (Marketwired) – January 7, 2014 – Trunity Holdings, Inc. (OTCBB/OTCQB:TNTY) ) (“Trunity”), the creator of the Trunity eLearning Platform that empowers higher education, K-12, corporate enterprises and government agencies worldwide to create, manage and share knowledge, today announced the appointment of Les Anderton to the Company’s Board of Directors.

As a Co-Founder and former Executive Vice President of Finance of Trunity, Mr. Anderton has already played a significant role in the Company’s corporate structuring and previous capital formation activities. He brings to Trunity over 40 years’ experience in sales, marketing, corporate finance and mergers and acquisitions. Mr. Anderton began his career with the Lever Brothers Company in New York, where he was Sales Plans Development Manager in the Personal Products Division. He left Lever Brothers to pursue a career on Wall Street. He earned distinction as an investment banker for, among others, John Hancock, Covey & Company, and currently Wilson-Davis & Company, Salt Lake City. Mr. Anderton has compiled significant financial analysis expertise in a broad range of industries, including technology, energy, healthcare and real estate, and as an active individual investor and due diligence manager for Alternative Investments at Wilson-Davis. With professional designations of CLU and ChFC, he also holds several securities licenses, including Series 7, Series 24, Series 27 and Series 63.

“We are delighted to welcome Les as our newest Trunity Board member. He represents an exceptional complement to our current Board, particularly in view of the strong strategic and historical perspectives he will bring to the table,” stated Arol Buntzman, Chairman and CEO of Trunity.

About Trunity Holdings, Inc.
Founded in 2009, Trunity Holdings, Inc. (OTCBB/OTCQB: TNTY) (“Trunity”) has developed a collaborative knowledge management, publishing and education delivery platform, which provides an end-to-end solution for the rapidly growing eTextbook, eLearning and enterprise training marketplaces. As a result of the platform’s innovative multi-tenant cloud-based architecture, Trunity allows content from multiple sources to be assembled into customized living digital textbooks  and courseware and delivered with real-time updates directly to the student on any Internet-enabled computer or mobile device. The content powered by Trunity is seamlessly integrated with learning management, social collaboration, standards alignment, real-time analytics and royalty-tracking functionality. Trunity currently hosts a growing global community of over 4,300 expert contributors made up of top scientists and educators, who create peer-reviewed educational content. The Company’s clients include leading colleges, universities, K-12 schools, corporate enterprises and government agencies worldwide. Headquartered in Portsmouth, New Hampshire, Trunity has operations in North America and Ukraine. For more information, visit http://www.trunity.com/.

Statement Under the Private Securities Litigation Reform Act
As contemplated by the provisions of the Safe Harbor section of the Private Securities Litigation Reform Act of 1995, this news release contains forward-looking statements pertaining to future, anticipated, or projected plans, performances and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates or predictions of future results or events and there can be no assurance that actual results or events will not materially differ from expectations. Further information on potential factors that could affect Trunity Holdings Inc. is included in the Company's filings with the Securities and Exchange Commission. We expressly disclaim any intent or obligation to update any forward-looking statements.

FOR MORE INFORMATION, PLEASE CONTACT:
HANOVER|ELITE
Kathy Addison, Chief Operating Officer
407-585-1080 or via email at TNTY@hanoverelite.com